UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to

Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):

February 6, 2014

IRONWOOD PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34620	04-3404176

(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification Number)

301 Binney Street Cambridge, Massachusetts		02142

(Address of principal executive offices)		(Zip code)

	(617) 621-7722

	(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective February 12, 2014, the Board of Directors (the “Board”) of Ironwood Pharmaceuticals, Inc. (the “Company”) increased the number of directors from ten to 11 and elected Julie H. McHugh as a Class I director.  Ms. McHugh’s term will expire at the Company’s 2014 annual meeting of stockholders, at which time she will be included on the ballot for re-election. Ms. McHugh has been appointed to the Audit Committee of the Board.

Consistent with the Company’s other non-employee directors, Ms. McHugh is participating in the Company’s Director Compensation Plan, which became effective January 1, 2014 (the “Plan”).  In connection with her appointment and pursuant to the Plan, Ms. McHugh was granted a restricted stock award of 6,775 shares of the Company’s Class A common stock effective February 12, 2014. The forfeiture rights for such shares will lapse on each date set forth below, provided that Ms. McHugh continues to serve as a member of the Board on such date:

Date	Number of Shares
March 31, 2014	3,388
June 2, 2014	3,387

In addition, the Company has entered into an indemnification agreement with Ms. McHugh, the terms of which are consistent with the form of indemnification agreement described in the Company’s proxy statement filed with the Securities and Exchange Commission on April 12, 2013 in connection with the Company’s 2013 annual meeting of stockholders, such description being incorporated herein by reference.

There is no arrangement or understanding between Ms. McHugh and any other person pursuant to which Ms. McHugh was selected as a director. Ms. McHugh is not, and has not been since January 1, 2013, a participant in any transaction involving the Company, and is not a participant in any proposed transaction with the Company, required to be disclosed pursuant to Item 404(a) of Regulation S-K.

The full text of the press release issued in connection with the announcement of Ms. McHugh’s election to the Board is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description
99.1	Ironwood Pharmaceuticals, Inc. Press Release dated February 12, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ironwood Pharmaceuticals, Inc.

Dated: February 12, 2014	By:	/s/ Halley E. Gilbert
		Name:	Halley E. Gilbert
		Title:	Vice President, Legal Affairs and General Counsel

EXHIBIT INDEX

Exhibit No.	Description
99.1	Ironwood Pharmaceuticals, Inc. Press Release dated February 12, 2014